Exhibit 4.1

Axio Financial LLC

60 East 42nd Street, 26th Floor
New York, New York 10165

October 28, 2022

m+ Buffered Growth Fund, m+ funds Trust, Series 9-1

c/o The Bank of New York Mellon, as Trustee

240 Greenwich Street, 22W Floor

New York, New York 10286

Re:	m+ funds Trust, Series 9-1 (the “Trust”)

Ladies and Gentlemen:

We have examined Amendment No. 4 to the Registration Statement (File No. 333-258905) for the above captioned Trust. We hereby consent to the use in the Registration Statement of the references to Axio Financial LLC as depositor performing evaluation services for the Trust.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Axio Financial LLC

By:	/s/ Stephen Clancy
Name: Stephen Clancy
Title: Senior Vice President